Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	March 1, 2004 through March 31, 2004
Payment Date	April 26, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$1,627,662.65
	Principal Collections	$23,484,276.39
	Substitution Amounts	$—
	Funds from Yield Maintenance Agreement	$—
	Additional Draws	$10,837,513.30
Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)
Applied in the following order of priority:					Factor per 1000
(i)	Enhancer Premium			$54,166.67
(ii)	A-1 Noteholder’s Interest			$595,555.56	1.1911111111
(iii)	Principal Collections to Funding Account			$—
(iv)	Excess Spread (during Revolving)			$—
(v)	Excess Spread (during AP)			$977,940.43
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$35,680,172.57	35.6801726
(viii)	Enhancer for Prior Draws			$—		Aggregate to Date
(ix)	Liquidation Loss Amount			$—		$—
(x)	Enhancer			$—
(xi)	Interest Shortfalls			$—		$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$—
Balances
					Factor
	Beginning A-1 Note Balance			$500,000,000.00	1.0000000000
	Ending A-1 Note Balance			$464,319,827.43	0.9286396549
		Change		$35,680,172.57	0.0713603451
	Beginning Excluded Amount				$—
	Ending Excluded Amount				$—
		Change			$—
	Beginning Pool Balance			$477,951,546.45	0.9558896808
	Ending Pool Balance			$465,304,783.36	0.9305965095
		Change		$12,646,763.09	0.0252931713
	Beginning Principal Balance			$477,951,546.45	0.9558896808
	Ending Principal Balance			$465,304,783.36	0.9305965095
		Change		$12,646,763.09	0.0252931713
	Beginning Certificate Balance				$—
	Additional Balance Increase (Draws minus Payments)				$—
	Ending Certificate Balance				$—
	Beginning Subsequent Transfers				$—
	Current Period Transfers				$—
	Aggregate Subsequent Transfers				$—
	Beginning Funding Account Balance			$22,055,469.05	0.0441109381
	Deposit To (Withdrawal From) Account			$(22,055,469.05)	(0.0441109381)
	Ending Funding Account Balance			$—	—
	Current Period Liquidation Loss Amount			$—	—
	Aggregate Liquidation Loss Amount			$—	—
	Current Net Excess Spread Percentage			0.1956%
	2 Month Average Net Excess Spread Percentage			0.1762%
	3 Month Average Net Excess Spread Percentage			0.1697%
Delinquencies
		#	$
	Two statement cycle dates:	2		$91,525.87
	Three statement cycle dates:	—		$—
	Four statement cycle dates:	—		$—
	Five statement cycle dates:	1		$14,309.95
	Six statement cycle dates:	—		$—
	Seven + statement cycle dates:	—		$—
	Foreclosures	—		$—
	REO	—		$—
	Liquidation Loss Amount	—		$—
	Wachovia Bank, National Bank
	as Administrator

Additional Information
Net WAC Rate		3.28%
Overcollateralization Target		$5,000,000.00
Beginning Overcollateralization		$7,015.50
Overcollateralization Amount		$984,955.93
Funding Account Ending Balance		$—
Gross CPR (1 mo. Annualized)		45.371%
Net CPR (1 mo. Annualized)		27.516%
Draw Rate (1 mo. Annualized)		24.060%
WAM		213.28
AGE		23.21
UPB of 3 Largest Loans
$ 708,027.84
$ 744,574.88
$ 818,686.31
Interest Shortfalls	None
Deficiency Amounts	None
Stepdown Event?	No
LIBOR		1.0900%
Net Note Rate		1.3400%
Allocation of Collected Funds
Interest Collections
Total Collected		$(1,826,809.13)
Yield Maintenance Amount		$—
Servicing Fee		$199,146.48
Enhancer Premium		$54,166.67
Additional Balance Interest		$—
A-1 Interest		$595,555.56
Excess Interest		$977,940.43
Net		$—
Principal Collections
Total Collected		$(23,484,276.39)
A-1 Principal		$35,680,172.57
Add’l Balance Increase		$—
Net Draws		$10,837,513.30
Funding Account		$(22,055,469.05)
Excess as principal		$(977,940.43)
Net		$0.00